UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NEXXUS LIGHTING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NEXXUS LIGHTING, INC.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

April 15, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nexxus Lighting, Inc. The Annual Meeting will be held at the Hilton Charlotte University Place, 8629 JM Keynes Drive, Charlotte, North Carolina 28262, on Tuesday, the 25th day of May, 2010, at 9:30 a.m. Eastern Time, and thereafter as it may from time to time be adjourned.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you may do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael A. Bauer
President and Chief Executive Officer

NEXXUS LIGHTING, INC.

NOTICE OF

2010 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Date:	May 25, 2010
Time:	9:30 a.m.
Place:	Hilton Charlotte University Place 8629 JM Keynes Drive Charlotte, North Carolina 28262

Dear Stockholders:

At our Annual Meeting, we will ask you to:

•	Elect seven directors to the Board of Directors;

•	Approve an amendment to our 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 810,000 to 1,160,000 shares;

•	Ratify the appointment of Cross, Fernandez & Riley, LLP as our independent registered public accountants for the fiscal year ending December 31, 2010; and

•	Transact any other business that may properly be presented at the Annual Meeting.

RECORD DATE

If you were a stockholder of record at the close of business on April 8, 2010, you are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available during business hours for ten (10) days prior to the Annual Meeting at our offices at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, for examination by any stockholder for any purpose germane to the meeting.

PROOF OF OWNERSHIP

Attendance at the Annual Meeting will be limited to stockholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you must present proof of your ownership of Nexxus Lighting shares at the Annual Meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Nexxus Lighting shares.

By order of the Board of Directors,

Michael A. Bauer
President and Chief Executive Officer

April 15, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 25, 2010:

The Proxy Statement and Nexxus Lighting’s 2009 Annual Report on Form 10-K to stockholders are also available on Nexxus Lighting’s website at www.nexxuslighting.com/investor_relations/.

PROXY STATEMENT FOR THE

NEXXUS LIGHTING, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

Information About The Annual Meeting and Voting

Why Did You Send Me this Proxy Statement?

The Board of Directors of Nexxus Lighting, Inc. sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, and the enclosed proxy card on or about April 15, 2010 to all stockholders entitled to vote. Stockholders who owned Nexxus Lighting common stock at the close of business on April 8, 2010 are entitled to vote. Effective April 8, 2010, there were 16,245,503 shares of common stock outstanding. Common stock is our only outstanding class of voting stock. In this Proxy Statement, unless the context otherwise requires, “Nexxus Lighting,” “Nexxus,” “we,” “our,” “us,” the “Company” and similar expressions refer to Nexxus Lighting, Inc., a Delaware corporation. Effective April 11, 2007, we changed our name from “Super Vision International, Inc.” to “Nexxus Lighting, Inc.”

We are also sending along with this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which includes our Financial Statements. The Annual Report on Form 10-K is not to be regarded as proxy solicitation material.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote for each matter to be acted upon at the Annual Meeting. The proxy card enclosed herewith indicates the number of Nexxus Lighting shares of common stock that you own.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of all seven nominees for director;

•	“FOR” amending the 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 810,000 to 1,160,000 shares; and

•	“FOR” ratifying the appointment of Cross, Fernandez & Riley, LLP as our independent auditors for fiscal year 2010.

If any other matter is properly presented at the Annual Meeting, your proxy will vote in accordance with the proxy’s best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date;

•	You may notify Nexxus Lighting’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 8, 2010, the record date for voting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Seven Directors	The seven nominees for director who receive the most votes (a “plurality”) will be elected. So, if you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote (i.e., when a broker does not have authority to vote on a specific issue) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Proposal 2: Amendment to 2003 Stock Incentive Plan	The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to approve the amendment to the 2003 Stock Incentive Plan.

Proposal 3: Ratify Appointment of Auditors	The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to ratify the appointment of the independent auditors.

Quorum; The Effect of Broker Non-Votes and Abstentions

A majority of the votes of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on the proposal to ratify the appointment of our independent auditors, but not in the election of directors or the approval of the amendment to our 2003 Stock Incentive Plan.

Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (i) abstain from voting on a particular matter, or (ii) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast in person or by proxy on a matter.

Is Voting Confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by Nexxus Lighting. That information is available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What Are the Costs of Soliciting the Proxies?

Nexxus Lighting pays the cost of preparing, assembling and mailing this proxy soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, electronically or by facsimile by Nexxus Lighting officers and employees without additional compensation. Nexxus Lighting pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Information About Nexxus Lighting, Inc. Common Stock Ownership

How Much Stock is Owned By Directors, Executive Officers and At Least 5% Stockholders?

The following table shows, as of April 8, 2010, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding common stock of Nexxus Lighting, and (b) the common stock owned beneficially by Nexxus Lighting directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

Except as otherwise set forth below, the address of each of the persons listed below is Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

	Shares Beneficially Owned(1)
Name of beneficial owner	Number of Shares	Percent Ownership
5% Stockholders:
Paul J. Solit(2)	1,000,338	6.2%
J. Shawn Chalmers Revocable Trust UAD 8/13/96, Orion Capital Investments, LLC and Orion Investment Partners I, LLC(3)	1,622,926	9.9%
Bicknell Family Holding Company, LLC, Bicknell Family Management Company, LLC, Bicknell Family Management Company Trust, Martin C. Bicknell, Mariner Wealth Advisors LLC, XXL Investments, LLC, and Mariner Capital Ventures, LLC(4)	1,622,926	9.9%
Austin W. Marxe and David M. Greenhouse(5)	2,000,000	12.3%
FMR LLC, Edward C. Johnson 3d(6)	1,051,054	6.5%
SAM Sustainable Asset Management AG(7)	1,300,000	8.0%

Directors and Named Executive Officers:
Michael J. Brown(8)	810,800	4.9%
Patrick Doherty(9)	1,622,926	9.9%
Brian Scott	—	—
Edgar Protiva(10)	48,498	*
Chris Richardson(11)	6,000	*
William Yager	—	—
Michael Bauer(12)	194,100	1.2%
Gary Langford(13)	9,153	*
All executive officers and directors as a group (8 persons)(14)	2,692,477	16.6%

* Represents a percentage of beneficial ownership that is less than 1%.

(1)

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the Securities and Exchange Commission regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after April 8, 2010, including any shares that could be purchased by the exercise of options or warrants or upon conversion of convertible promissory notes at or within 60 days after April 8, 2010. Each stockholder’s percentage ownership before this offering is based on 16,245,503 shares of our common stock outstanding as of April 8, 2010 plus the number of shares of our common stock that may be acquired by such stockholder upon exercise of options or warrants or upon conversion of convertible promissory notes that are exercisable at or within 60 days after April 8, 2010.

(2)

Based on information obtained from a Schedule 13G jointly filed with the Securities and Exchange Commission on March 2, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit, Mr. Solit owns 1,000,338 shares of common stock consisting of 708,409 shares of common stock and warrants to purchase 291,929 shares of common stock. The address of Mr. Solit is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(3)

Based on information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2010 by James Shawn Chalmers, Mr. Chalmers is: (i) the sole director and president and majority stockholder of J&S Ventures, Inc., which directly owns 3,000 shares of common stock; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC (“Orion Capital”), which owns 133,834 shares of common stock and warrants to purchase 153,279 shares of common stock; (iii) the sole manager and holder of 20% of the membership interests of Orion Investment Partners I, LLC (“Orion Investment”), which owns 323,762 shares and 324,706 warrants to purchase common stock; and (iv) the trustee of the J. Shawn Chalmers Trust (the

“Chalmers Trust”), which owns 389,270 shares of common stock and 456,454 warrants to purchase shares of common stock. In addition, the number of shares of common stock owned by Mr. Chalmers includes 20,000 shares of common stock directly owned by his children. The warrants contain a blocker provision under which the holder does not have the right to exercise the warrants to the extent that such exercise would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of warrants, Mr. Chalmers is deemed the beneficial owner of 1,622,926 shares or 9.99% of the outstanding shares of common stock on April 8, 2010. The address of Mr. Chalmers is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015.
(4)

Includes (i) 515,694 shares of common stock, (ii) 1,597,070 shares of common stock that may be acquired upon the exercise of warrants, and (ii) 309,568 shares of common stock that may be acquired upon the conversion of convertible promissory notes. As reported in a Schedule 13G/A jointly filed with the Securities and Exchange Commission on February 17, 2010 (the “Bicknell 13G”) by the Bicknell Family Holding Company, LLC, the Bicknell Family Management Company, LLC, the Bicknell Family Management Company Trust, Mariner Wealth Advisors, LLC, Martin C. Bicknell, XXL Investments, LLC and Mariner Capital Ventures, LLC (each, a “Bicknell Reporter” and together, the “Bicknell Reporters”), the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). The warrants and the convertible promissory notes contain a blocker provision under which the holder does not have the right to exercise the warrants or convert the promissory notes to the extent that such exercise or conversion would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants and the conversion of the promissory notes, each Bicknell Reporter is deemed a beneficial owner with shared voting and dispositive power over 1,622,926 shares or 9.99% of the outstanding shares of common stock on April 8, 2010. The address of the Bicknell Reporters is c/o Mariner Wealth Advisors, LLC, 4200 W. 115th Street, Suite 100, Leawood, Kansas 66211.

(5)

Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 8, 2010 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), Marxe and Greenhouse share sole voting and investment power over 333,333 shares of common stock owned by Special Situations Cayman Fund, L.P., 333,333 shares of common stock owned by Special Situations Private Equity Fund, L.P., 186,667 shares of common stock owned by Special Situations Technology Fund, L.P., and 1,146,667 shares of common stock owned by Special Situations Technology Fund II, L.P. The address for Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(6)

Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Adviser Act of 1940 (“Fidelity”), is the beneficial owner of 1,051,054 shares of common stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 1,051,054 shares. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)

Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by SAM Sustainable Asset Management AG, SAM Sustainable Asset Management AG is the beneficial owner of 1,300,000 shares of common stock in its capacity as an investment adviser and has sole power to vote and to dispose of the 1,300,000 shares. The address of SAM Sustainable Asset Management AG is Josefstrasse 218, 8005 Zurich Switzerland.

(8)

This amount includes: (i) 269,058 shares of common stock; (ii) 691,313 shares of common stock that may be acquired upon the exercise of warrants; (iii) 140,713 shares of common stock that may be acquired upon the conversion of a convertible promissory note; and (iv) the balance of 6,000 shares of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus. The warrants and the convertible promissory note contain a blocker provision under which the holder does not have the right to exercise the warrants or convert the promissory note to the extent that such exercise or conversion would result in beneficial ownership by the holder of more than 4.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants and the conversion of the convertible promissory note, Mr. Brown is deemed a beneficial owner over 810,800 shares or 4.99% of the outstanding shares of common stock on April 8, 2010.

(9)

Includes (i) 515,694 shares of common stock, (ii) 1,597,070 shares of common stock that may be acquired upon the exercise of warrants, and (iii) 309,568 shares of common stock that may be acquired upon the conversion of convertible promissory notes which are beneficially owned by the Bicknell Reporters. As reported in the Bicknell 13G, the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). Mr. Doherty is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the shares of common stock, warrants and convertible promissory notes.

(10)	This amount includes 1,498 shares of common stock. The balance of 47,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director of Nexxus.
(11)	All of these shares consist of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus.
(12)

This amount includes (i) 6,900 shares of common stock, (ii) 179,800 shares of common stock that may be acquired upon the exercise of options, and (iii) 7,400 shares of common stock held by Mr. Bauer’s spouse.

(13)	This amount includes (i) 1,000 shares of common stock, and (ii) 8,153 shares of common stock that may be acquired upon the exercise of options.
(14)	This amount includes shares that may be acquired upon the exercise of options and warrants held by directors and executive officers.

Information about Directors and Executive Officers

Our Board of Directors

Our Board of Directors oversees the business and affairs of Nexxus Lighting and monitors the performance of management. The directors keep themselves informed through discussions with our President and Chief Executive Officer, other key executives and our principal external advisors (legal counsel, independent auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings. The Board has determined that all directors, other than Mr. Kingstone, who retired from the Board in March 2009, and Mr. Bauer are independent under NASDAQ Rule 5605(a)(2) based on information known to the Company and on the annual questionnaire executed by each director.

The Board met thirteen times during fiscal year 2009. During fiscal year 2009, Michael Brown and Chris Richardson attended fewer than 75% of the total number of meetings of the Board of Directors. During 2009, our independent directors held several informal discussions where only independent directors were present. All Board members are expected to attend the 2010 Annual Meeting of Stockholders, subject to special circumstances. The following Board members attended the Annual Meeting of Stockholders held in May 2009: Fritz Zeck, Brian McCann, Edgar Protiva, Michael Bauer and Chris Richardson.

Board Leadership Structure and Role in Risk Oversight

Through March 2009, our Board of Directors was led by our Chairman and founder, Brett M. Kingstone. Mr. Kingstone had served as our Chairman and Chief Executive Officer since our inception in 1991 through January 2006, at which time he stepped down as an officer and remained as our Chairman. In March 2009, Mr. Kingstone resigned from the Board and no new Chairman has yet been appointed. We determined that our Board leadership structure was appropriate for our Company based on factors such as the experience of our Board members, the current business environment and other relevant factors. During 2009, we continued our orderly succession plan to transition high caliber leadership to our Board as we enter our next stage of growth. Since March 2009, our Chief Executive Officer, Mr. Bauer, has been performing many of the functions that a chairman would typically perform. During this transition period, the Board has concluded that this arrangement best suited the Company’s needs due to Mr. Bauer’s familiarity with our Board and committee processes given his membership with the Board since January 2006, and his proven leadership and experience in our Company’s governance matters.

The full Board exercises risk oversight at Nexxus. Committees are designated to take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements and the Compensation Committee is primarily responsible for risk oversight relating to executive compensation. Committees report to the Board on risk management matters.

Management presents to the full Board its view of the significant risks facing Nexxus in Board discussions throughout the year. Matters such as risk appetite and management of risk are also discussed. Risk is explicitly addressed in a wide range of Board discussions, including those relating to business unit activities, specific corporate functions and consideration of extraordinary transactions. As part of these discussions, our directors ask questions, offer insights, and challenge management to continually improve its risk assessment and management. The Board has full access to management, as well as the ability to engage advisors, in order to assist it in its risk oversight role.

The Committees of the Board

Our Board has three standing committees to assist it with its responsibilities as described below. We do not have a standing Nominating Committee; instead, our Board of Directors, as a whole, was responsible for selecting nominees for election as directors and electing executive officers. Director nominees are recommended for the Board’s selection by a majority of our independent directors. The Company believes that obtaining input from all directors in connection with Board nominations enhances the nominating process.

The Audit Committee	The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of Nexxus Lighting’s internal accounting controls and procedures. The Audit Committee reports to the Board of Directors about such matters and recommends the selection of independent auditors. During fiscal year 2009, Mr. Protiva served on the Audit Committee for the entire year. Messrs. Zeck and Nicolosi served as members of the Audit Committee from the beginning of 2009 until their retirement from the Board in August 2009, at which time Mr. Yager was appointed to serve as a member of the Audit Committee and was named Chairman of the Audit Committee. Mr. Richardson was appointed to serve as a member of the Audit Committee in September 2009 to fill the vacancy created by the retirement of Mr. Zeck. The Audit Committee met five times during fiscal year 2009. All of the members of the Audit Committee are “independent” (as defined by NASDAQ Rule 5605(a)(2)). The Board of Directors has adopted a written charter for the Audit Committee. Our Board of Directors has determined that Mr. Yager is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission (“SEC”) rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. For a brief listing of Mr. Yager’s relevant experience, see “Proposal 1: Elect Seven Directors” below. For a report on certain Audit Committee actions during 2009, see the “Audit Committee Report” below.

The Compensation Committee	The Compensation Committee reviews and recommends compensation plans for the top five highest paid employees, reports to the Board of Directors about such matters and recommends the incentive plans for these employees. The Compensation Committee also administers our 2003 Stock Incentive Plan. The Compensation Committee does not have a written charter. During fiscal year 2009, Mr. McCann served as a member of the Compensation Committee for the entire year. Mr. McCann resigned from the Compensation Committee in January 2010 and retired from the Board in March 2010. In January 2010, the Board elected Messrs. Brown, Protiva and Yager to serve on the Compensation Committee and appointed Mr. Brown as Chairman. The Compensation Committee met one time during fiscal year 2009, and held several informal discussions among members of the committee.

The Strategic Initiatives Committee	The Strategic Initiatives Committee works with the Board of Directors and the Company’s Chief Executive Officer to evaluate and support potential strategic acquisitions, litigation, and technology licensing activities. During fiscal year 2009, Mr. Bauer served as a member of the Strategic Initiatives Committee for the entire year. Messrs. Kingstone and Castor served as members of the Stretagic Initiatives Committtee from the begininng of 2009 until their retirement from the Board in March 2009. The Strategic Initiatives Committee did not meet during fiscal year 2009 and is not currently populated. Our Board, as a whole, is currently responsible for evaluating strategic initiatives.

Director Nominating Process

The Company does not have a formal policy concerning stockholder recommendations for nominees to the Board of Directors. The need for such a policy has not arisen since, to date, the Company has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.

The Company will consider director candidates recommended by stockholders. Any stockholder desiring to make such a recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Company set forth on the attached Notice of 2010 Annual Meeting, no later than the date by which stockholder proposals for action must be submitted. For the date of such submission, see “Information about Stockholder Proposals” below. In order to recommend a candidate for consideration by the Board, a stockholder must provide the Board with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of Nexxus Lighting and information relevant to the considerations described below. The submission should be accompanied by the candidate’s written consent to nomination and to serving as a director, if elected. The Board may require further information.

The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. Although the Company does not have any formal rules or policies regarding minimum qualifications for nominees and has not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board, the Board considers a variety of criteria when evaluating potential Board members, as described below, and expects that its candidates be of the highest ethical character, share the values of the Company, be capable of discharging his or her fiduciary duties to the stockholders of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Company with enhancing stockholder value.

The Board of Directors seeks new nominees for election to the Board, when necessary, through a variety of channels, including informal recommendations through business and personal contacts. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Board will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder, or identified through the Board’s own search processes, about whom it is provided appropriate information in a timely manner. The Board of Directors considers nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined below.

All new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board are evaluated based upon a variety of criteria, including the following:

•	the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, or technology;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the need to satisfy governance and other standards set by the SEC and NASDAQ.

The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Company currently does not have a charter with regard to the nomination process.

Director Compensation

Meeting Fees and Expenses	We compensate directors who are not employees of Nexxus Lighting with an annual fee of $1,000 for serving on our Board of Directors. For each Board or Committee meeting attended in person, non-employee directors receive $500. For attending our annual meeting of stockholders in person, non-employee directors receive $1,000. For meetings attended via telephone, non-employee directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and Committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses. In March 2010, the Board of Directors approved changes to the compensation for non-employee directors. Effective with our 2010 Annual Meeting of Stockholders, directors who are not employees of Nexxus Lighting will receive an annual fee of $10,000 for serving on our Board of Directors and $500 for each Board or Committee meeting attended in person or via telephone.

Option Awards	We compensate directors who are not employees of Nexxus with annual grants of options to purchase 8,000 shares of our common stock for serving on our Board of Directors. The chairperson of the Audit Committee receives an additional annual grant of options to purchase 4,000 shares of our common stock. Each of the chairpersons of the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 2,000 shares of our common stock. In addition, each non-employee director receives a one-time grant of options to purchase 6,000 shares of our common stock in connection with first becoming a member of the Board. Each such option is granted at an exercise price equal to the market value of the underlying stock at the time of grant and becomes exercisable 50% six months after issuance and the remaining 50% one year after the date of grant, provided the director remains in service on that date. During fiscal year 2009, pursuant to the 2003 Stock Incentive Plan, and in connection with our May 2009 annual meeting of stockholders, we granted options to purchase 8,000 shares of our common stock to each of Edgar Protiva and Fritz Zeck, options to purchase 10,000 shares of our common stock to Brian McCann, options to purchase 12,000 shares of our common stock to Anthony Nicolosi, and options to purchase 6,000 shares of our common stock to Chris Richardson and Michael Brown, all non-employee directors of Nexxus at the time the options were granted. All of the options granted in connection with the 2009 annual stockholders meeting have an exercise price of $6.20 per share and vest 50% six months after issuance and the remaining 50% on May 21, 2010, provided the director remains in service on that date. In connection with first becoming a member of our Board, options to purchase 6,000 shares of our common stock were granted to Patrick Doherty, William Yager and Brian Scott in 2010. The options vest 50% six months after issuance and the remaining 50% one year after the date of grant, provided the director remains in service on that date. The options granted to Messrs. Doherty and Yager have an exercise price of $2.94 per share and the options granted to Mr. Scott have an exercise price of $4.00 per share. In March 2010, the Board of Directors approved changes to the compensation for non-employee directors. Effective with our 2010 Annual Meeting of Stockholders, directors who are not employees of Nexxus Lighting will receive annual grants of options to purchase 15,000 shares of our common stock for serving on our Board of Directors.

The following table sets forth information regarding the compensation received by each of our non-employee directors during the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Brett M. Kingstone(4)	$750	$—	$—	$750
Edgar Protiva	$7,000	$42,000	$1,116	$50,116
Brian McCann(5)	$5,250	$52,500	$181	$57,931
Anthony Nicolosi(6)	$3,250	$63,000	$—	$66,250
Anthony T. Castor(4)	$500	$—	$—	$500
Fritz Zeck(6)	$4,250	$42,000	$326	$46,576
Chris Richardson(7)	$2,750	$31,500	$1,574	$35,824
Michael Brown(7)	$1,750	$31,500	$—	$33,250
Patrick Doherty(8)	$1,000	$—	$188	$1,188
William Yager(8)	$1,250	$—	$—	$1,250

(1)

Consists of annual cash retainer fees and fees paid for attending meetings of the Board of Directors paid to non-employee directors for service as members of the Company’s Board of Directors. Does not include the following annual cash retainer fees and fees paid for attending meetings of the Board that were earned by our non-employee directors during calendar year 2009, but paid in calendar year 2010: McCann – $250; Protiva – $750; Richardson – $500; Doherty – $250; and Yager – $750. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”

(2)

Consists of the annual stock options awarded to non-employee directors for service on the Company’s Board of Directors and one-time option grants in connection with first becoming a member of our Board. The amounts shown represent the grant date fair value of the option awards received by the director in 2009, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2009 Annual Report on Form 10-K. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(3)

As of December 31, 2009, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Kingstone, 67,946 shares (not including warrants to purchase 289,187 shares of common stock); Mr. Protiva, 47,000 shares; Mr. McCann, 56,000 shares; Mr. Nicolosi, 38,000 shares; Mr. Castor, 32,600 shares; Mr. Zeck, 30,000 shares; Mr. Richardson, 6,000; and Mr. Brown, 6,000. The options were granted under either the Company’s 1994 Stock Option Plan or the Company’s 2003 Stock Incentive Plan. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(4)	Retired from the Board in March 2009.
(5)	Retired from the Board in March 2010.
(6)	Retired from the Board in August 2009.
(7)	Joined the Board in March 2009.
(8)	Joined the Board in September 2009.

Our Executive Officers

Except for Gary R. Langford, whose biography is provided below, the biographies of Nexxus Lighting’s executive officers and directors are included under “Proposal 1: Elect Seven Directors,” below.

Gary R. Langford Chief Financial Officer Age 48	Mr. Langford has served as Chief Financial Officer of Nexxus Lighting since January 5, 2009. Prior to joining the Company, Mr. Langford owned and operated National Golf Cars, Inc., a refurbisher and distributor of used golf carts from 2001 to 2003 and TransAm Development, LLC, a real estate company from 2003 to 2008. He also served as Chief Controller for ePValue.com, Inc., a procurement joint venture between Sun Microsystems and Accenture from 2000 to 2001. Previously, from 1998 to 2000 he served as the Chief Financial Officer of Hartwell Industries, Inc., a manufacturer of apparel, uniforms and sportswear and as Treasurer for Fieldcrest Cannon, Inc., a manufacturer and distributor of home textile products from 1995 to 1997. He also served as Assistant Treasurer of AGCO Corporation, a farm equipment manufacturer, from 1990 to 1995. Mr. Langford began his finance career with Andersen Consulting in 1986. Mr. Langford received his Masters of Business Administration from the University of Chicago and his Bachelor of Arts from Vanderbilt University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% stockholders to file reports with the SEC on changes in their beneficial ownership of Nexxus Lighting common stock and to provide Nexxus Lighting with copies of the reports. Based solely on our review of these reports, we believe that all filing requirements applicable to our directors and executive officers were timely met during the fiscal year ended December 31, 2009, except that Mr. Bauer, our President, Chief Executive Officer and member of our Board, filed a Form 4 late reporting the vesting of options to purchase 19,750 shares of our common stock.

How Do We Compensate Our Executive Officers?

The tables below show salaries and bonuses paid during the last two years and options granted in fiscal year 2009 to our President and Chief Executive Officer and our Chief Financial Officer. No options were exercised in fiscal year 2009 by the executive officers named below. Nexxus Lighting did not have any other executive officers serving at the end of fiscal year 2009 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total

Michael A. Bauer(3)	2009	$215,000	$15,000	$267,300	$37,577	$534,877
	2008	$215,000	$ —	$212,400	$42,329	$469,729

Gary R. Langford(4)	2009	$145,385	$10,125	$189,027	$23,015	$367,552

John Oakley(5)	2009	$10,803	$ —	$ —	$5,556	$16,359
	2008	$165,075	$ —	$73,160	$22,822	$261,057

(1)

The amounts shown represent the grant date fair value of the option awards received by the named executive officer, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2009 Annual Report on Form 10-K. Option awards based on performance conditions represent the grant date fair value based on the probable outcome as of the grant date, consistent with FASB ASC Topic 718. The following discloses the maximum value of the awards assuming that the highest level of performance conditions is probable: Mr. Bauer – $445,500 in 2009 and $354,000 in 2008; Mr. Langford – $287,805 in 2009; and Mr. Oakley – $118,000 in 2008.

(2)

All other compensation for Mr. Bauer consists of a monthly allowance of $1,000 for automobile and other related expenses, partial reimbursement for health insurance premiums, unused paid time off, which is paid upon an employee’s departure from the Company, and the vested portion of Nexxus Lighting’s 401(k) plan employer match. All other compensation for Mr. Langford in 2009 consisted of a monthly allowance of $800 for automobile and other related expenses, unused paid time off, which is paid upon an employee’s departure from the Company, and partial reimbursement for health insurance premiums. All other compensation for Mr. Oakley in 2009 consisited of partial reimbusement for health insurance premiums and unused paid time off paid to Mr. Oakley upon his resigntaion from the Company. All other compensation for Mr. Oakley in 2008 consisted of a monthly allowance of $800 for automobile and other related expenses, partial reimbursement for health insurance premiums, unused paid time off, which is paid upon an employee’s departure from the Company, and the vested portion of Nexxus Lighting’s 401(k) plan employer match.

(3)	Mr. Bauer is the President and Chief Executive Officer of the Company.
(4)	Mr. Langford joined the Company as Chief Financial Officer on January 5, 2009.
(5)	Mr. Oakley joined the Company as Chief Financial Officer on June 4, 2007 and resigned in January 2009.

Employment Agreements

Michael A. Bauer

On September 9, 2005 (the “Signing Date”), we entered into an employment and non-competition agreement with Michael A. Bauer, as amended by Amendment to Employment Agreement dated as of January 15, 2007 (the employment and non-competition agreement, as amended, the “Prior Employment Agreement”). The Prior Employment Agreement provided that Mr. Bauer would serve as President and Chief Executive Officer effective January 1, 2006. The Prior Employment Agreement had an initial term expiring on December 31, 2007, and continued for successive one year increments unless terminated by either party. From the Signing Date until December 31, 2005, Mr. Bauer continued in his position as Vice President of Sales and Marketing.

The Prior Employment Agreement provided that Mr. Bauer would receive a base salary of $190,000 per annum (which base salary could be increased based on Mr. Bauer’s annual performance review and would increase no less than 3% per annum during the initial term of the Prior Employment Agreement), performance bonus compensation of up to $190,000 for each of the years ended December 31, 2006 and 2007, and a monthly automobile allowance of $1,000. Mr. Bauer also received a one-time moving allowance of $25,000. The actual performance bonus payment was based upon the achievement by Nexxus of certain financial and performance objectives.

In addition, subject to Mr. Bauer’s continued employment with Nexxus on the applicable grant and vesting dates, we agreed to grant Mr. Bauer certain options to purchase our common stock. Pursuant to the Prior Employment Agreement, Mr. Bauer received an option to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the Signing Date, which fully vested on the Signing Date. In addition, we agreed to grant Mr. Bauer (i) an option to purchase 75,000 shares of our common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2007 and 50,000 shares on March 31, 2007, provided that we achieved certain financial milestones set forth in our 2006 Board approved operating plan, and (ii) an option to purchase 75,000 shares of our common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that we achieved certain financial milestones set forth in our 2007 Board approved operating plan. If the financial milestones were not achieved by Nexxus, a percentage of the applicable stock option could vest, based on the portion of the milestone that was achieved.

On January 15, 2007, we entered into an amendment to the Prior Employment Agreement with Mr. Bauer (the “Amendment”). The Amendment reduced our obligation to grant Mr. Bauer stock options based on achieving certain 2006 financial milestones from 75,000 shares to 25,000 shares. The Amendment also modified certain performance goals for earning bonus compensation to, among other things, recognize Mr. Bauer’s leadership and contribution relating to our successful equity financing in 2006. The Amendment did not change Mr. Bauer’s total 2006 compensation as set forth in the Prior Employment Agreement, or the percentage of total compensation payable as a bonus upon achievement of certain financial and performance objectives. Mr. Bauer was paid $11,875 as bonus compensation in the year ended December 31, 2007.

Of the options we agreed to grant Mr. Bauer pursuant to the Prior Employment Agreement, as amended, options to purchase a total of 78,000 shares vested and options to purchase a total of 62,000 shares expired unvested because we did not achieve the specified performance milestones.

On February 11, 2008, we entered into a new employment and non-competition agreement with Mr. Bauer (the “New Employment Agreement”) to provide for Mr. Bauer’s continued service as President and Chief Executive Officer. The New Employment Agreement supersedes the Prior Employment Agreement, which expired on December 31, 2007, and was effective as of January 1, 2008. The New Employment Agreement has an initial term expiring on December 31, 2010, and continues for successive one year increments unless terminated by either party.

The New Employment Agreement provides that Mr. Bauer shall receive a base salary of $215,000 per year (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the New Employment Agreement). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the term of the New Employment Agreement for which we report net income in our publicly filed financial statements, Mr. Bauer’s base salary will increase to $235,000 per year. Mr. Bauer was eligible to receive performance bonus compensation of up to $105,000 for calendar year 2009 and a monthly automobile allowance of $1,000. The actual performance bonus payments were based upon achievement of certain financial and performance objectives. Mr. Bauer did not receive any bonus compensation in the year ended December 31, 2008 and was paid $15,000 in bonus compensation in the year ended December 31, 2009. After calendar year 2009, performance bonus compensation, if any, will be based upon performance criteria to be determined by the Board, or the compensation committee of the Board, after consultation with Mr. Bauer.

In addition, subject to Mr. Bauer’s continued employment on applicable dates, pursuant to the New Employment Agreement, Mr. Bauer is entitled to receive the following stock options: (i) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, provided that we achieve certain financial milestones set forth in our 2008 Board approved operating plan; (ii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2010 and 50,000 shares on March 31, 2010, provided that we achieve certain financial milestones set forth in our 2009 Board approved operating plan; and (iii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that we achieve certain financial milestones set forth in our 2010 Board approved operating plan. If the financial milestones are not achieved by Nexxus, a percentage of the applicable stock option may vest, based on the portion of the milestone that was achieved. Pursuant to the New Employment Agreement, (i) options to purchase a total of 19,750 shares vested in January 2009 and options to purchase a total of 55,250 shares expired unvested because we did not achieve the specified performance milestones, (ii) options to purchase a total of 12,050 shares vested in January 2010 and options to purchase a total of 62,950 shares expired unvested because we did not achieve the specified performance milestones.

In the event of termination of Mr. Bauer’s employment by us for any reason other than cause or disability, Mr. Bauer will receive twelve months base salary. The New Employment Agreement also contains confidentiality and non-competition provisions.

Gary R. Langford

Gary R. Langford joined us as our Chief Financial Officer in January 2009. Pursuant to the offer letter from us to Mr. Langford, Mr. Langford receives a base salary of $150,000 per annum, a monthly car allowance of $800 and performance bonus compensation of up to 30% of his base salary. The actual performance bonus payment is based upon the Company’s achievement of certain financial and performance objectives.

In addition, we granted the following stock options to Mr. Langford on the date Mr. Langford commenced employment with the Company: (i) options to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the first anniversary of the date of grant, subject in all instances to Mr. Langford’s continued employment with the Company on the applicable vesting dates; and (ii) options to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant. Subject to Mr. Langford’s continued employment with the Company on the vesting date, the options to purchase 30,000 shares were eligible to vest on March 31, 2010, provided that the Company achieved the specified net profit target for 2009. The options to purchase 30,000 shares expired unvested because the Company did not achieve the specified performance milestone. The offer letter also provides that as part of the Company’s executive management team, Mr. Langford will be eligible for future stock option grants based on performance. We issued additional options to purchase 10,000 shares of the Company’s common stock to Mr. Langford in May 2009. Subject to Mr. Langford’s continued employment with the Company on the vesting date, the options to purchase 10,000 shares were eligible to vest on January 15, 2010, provided that the Company achieved the specified revenue target for 2009. If the financial milestone was not achieved by the Company, a percentage of the option to purchase 10,000 shares was eligible to vest, based on the portion of the milestone that was achieved. With respect to the options to purchase 10,000 shares, options to purchase 4,820 shares vested in January 2010 and options to purchase 5,180 shares expired unvested because we did not achieve the specified performance milestone.

Mr. Langford’s employment with the Company is for an unspecified term. In the event of termination of Mr. Langford’s employment by the Company for any reason other than “cause” (as defined in the offer letter), Mr. Langford shall receive twelve months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provides for the execution by Mr. Langford of confidentiality and non-competition agreements with the Company.

We have also entered into employment and non-competition agreements with certain of our key employees, including Carey Burkett, the president of our wholly-owned subsidiary, Lumificient, and Mark Masterman, the president of our pool and spa division. We have no other employment agreements with our employees, although all employees sign confidentiality and non-competition agreements. We have entered into indemnification agreements with our directors and executive officers, which provide that we will indemnify such directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company.

John C. Oakley

John C. Oakley joined us as our Chief Financial Officer in June 2007 and resigned in January 2009. Pursuant to the offer letter from us to Mr. Oakley, Mr. Oakley received a base salary of $155,000 per annum and performance bonus compensation of up to 50% of his base salary. The actual performance bonus payment was based upon our achievement of certain financial and performance objectives. Mr. Oakley did not receive any bonus compensation in the years ended December 31, 2008 or 2009.

In addition, we granted the following stock options to Mr. Oakley: (i) options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the date of grant, subject in all instances to Mr. Oakley’s continued employment with us on the applicable vesting dates; and (ii) options to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The options to purchase 30,000 shares expired unvested because we did not achieve the specified performance milestone for 2008. The offer letter also provided that as part of our executive management team, Mr. Oakley would be eligible for future stock option grants based on performance.

Mr. Oakley’s employment with us was for an unspecified term. In the event of termination of Mr. Oakley’s employment by us for any reason other than cause, Mr. Oakley would have received three months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provided for the execution by Mr. Oakley of confidentiality and non-competition agreements with us. Mr. Oakley did not receive any severance benefits in connection with his resignation.

Option Grants in Fiscal Year 2009

The following table provides information on stock options granted under our 2003 Stock Incentive Plan during fiscal year 2009 to the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date

Michael A. Bauer	75,000	37%	$ 7.34	01/04/2019

Gary R. Langford	40,000	20%	$ 7.28	01/04/2019
	10,000	5%	$ 6.42	05/20/2019

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth the outstanding equity awards at December 31, 2009 for the named executive officers in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Excercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Michael A. Bauer	10,000	(1)			$3.86	10/01/2014
	40,000	(2)			$4.30	09/09/2015
	10,000	(3)			$3.86	10/01/2014
	50,000	(4)			$2.20	11/30/2016
	18,250	(5)			$4.30	09/09/2015
	19,750	(6)			$4.30	09/09/2015
	19,750	(7)			$5.81	02/11/2018
			12,050	(8)	$7.34	01/04/2019

Gary R. Langford			10,000	(9)	$7.28	01/04/2019
			4,820	(10)	$6.42	05/20/2019

(1)	Options to purchase 5,000 shares vested on October 1, 2004 and 5,000 shares vested on October 1, 2005.
(2)	Fully vested on September 9, 2005.
(3)	Fully vested on December 31, 2005.
(4)	Fully vested on December 7, 2006.
(5)	Fully vested on January 15, 2007.
(6)	Fully vested on January 15, 2008.
(7)	Fully vested on January 15, 2009.
(8)	Fully vested on January 15, 2010.
(9)	Options to purchase 3,333 shares vested on January 5, 2010, options to purchase 3,333 shares vest on January 5, 2011 and the remaining options to purchase 3,334 shares vest on January 5, 2012.
(10)	Fully vested on January 15, 2010.

On December 31, 2009, the last sale price of our common stock reported on the NASDAQ Capital Market was $3.40.

Stock Option Plans

1994 Stock Option Plan

Until September 2003 when, in connection with adopting the 2003 Stock Incentive Plan, the Board of Directors determined that no further options would be granted under our 1994 Stock Option Plan (the “1994 Plan”), Nexxus Lighting’s employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 1994 stock option plan (the “1994 Plan”). The 1994 Plan, which expired in January 2004, was administered by the Stock Option Committee of the Board of Directors. There were 450,000 shares of our common stock reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan were to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who were expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 1994 Plan was consistent with these purposes.

Options granted under the 1994 Plan could be either incentive options or non-qualified options. Incentive options granted under the 1994 Plan are exercisable for a period of up to 10 years from the date of grant. No options could be granted under the plan after January 2004. Options could be granted only to such employees, officers, directors, consultants and advisors as the Committee selected from time to time in its sole discretion, but only employees of Nexxus Lighting were eligible to receive incentive options.

An optionee could be granted more than one option under the 1994 Plan. The Committee determined, in its discretion (subject to the terms of the 1994 Plan), who would be granted options, the time or times at which options would be granted, the number of shares subject to each option, whether the options were incentive options or non-qualified options, and the manner in which options could be exercised. In making such determination, consideration was given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 1994 Plan.

2003 Stock Incentive Plan

Nexxus Lighting’s employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 2003 stock incentive plan (the “2003 Plan”). The 2003 Plan, which expires in September 2013, is administered by the Compensation Committee of the Board of Directors. Subject to stockholder approval at our 2010 annual meeting of stockholders of a Board approved increase in the number of shares reserved for issuance under the 2003 Plan from 810,000 shares to 1,160,000 shares, there will be 1,160,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 2003 Plan are consistent with these purposes.

Options granted under the 2003 Plan may be either incentive options or non-qualified options. Incentive options granted under the 2003 Plan are exercisable for a period of up to 10 years from the date of grant. No options can be granted under the plan after September 2013. Options may be granted only to such employees, officers, directors, consultants and advisors as the Committee shall select from time to time in its sole discretion, but only employees of Nexxus Lighting shall be eligible to receive incentive options.

An optionee may be granted more than one option under the 2003 Plan. The Committee will, in its discretion, determine (subject to the terms of the 2003 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 2003 Plan.

The 2003 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2003 Plan, materially increase the benefits under the 2003 Plan, or modify the class of persons eligible to receive options under the 2003 Plan shall be subject to the approval of the stockholders of Nexxus Lighting. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Equity Compensation Plan Information as of December 31, 2009

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of common shares available for future issuance (excluding securities reflected in column (a)

Equity compensation plans approved by stockholders	876,624	$ 4.81	164,536

Equity compensation plans not approved by stockholders	—	—	—

Totals	876,624	$ 4.81	164,536

Arrangements with Officers and Directors

2009 Exchange Offer

On October 29, 2009, we entered into an agreement (the “Exchange Agreement”) with the holders of all of our outstanding Series A preferred stock, including certain of our directors or entities affiliated with them, to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange was contingent upon consummation of a “Qualified Public Offering,” as such term is defined in the Exchange Agreement. The shares of Series A preferred stock were originally issued by us in a November 2008 private placement (described below). Holders of the Series A preferred stock were entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock was not redeemed within twelve months after issuance. Pursuant to the Exchange Agreement, the holders of the Series A preferred stock waived receipt of dividend payments on the Series A preferred stock and dividends in excess of 10% per annum until the earlier of the Exchange Date (as such term is defined in the Exchange Agreement), the termination of a Qualified Public Offering, or May 1, 2010. Also on October 29, 2009, we filed a registration statement with the SEC relating to a proposed follow-on offering of our common stock (the “Follow-on Offering”), which was declared effective on December 15, 2009. The Follow-on Offering closed on December 21, 2009.

The Exchange was affected simultaneously with the closing of the Follow-on Offering. Preferred shareholders holding an aggregate of 1,091.15 shares of Series A preferred stock elected to receive an aggregate of 1,731,994 shares of common stock in the Exchange. The number of shares of common stock delivered in the Exchange was determined by dividing approximately $5,456,000 (which represented the stated value of the Series A preferred stock exchanged for common stock) by the greater of (i) $3.15 or (ii) the $3.00 per share public offering price in the Follow-on Offering. The shares of common stock issuable in the Exchange for our Series A preferred stock are freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, whose sales will be subject to certain limitations and restrictions.

The preferred shareholders holding the remaining 480 shares of Series A preferred stock, which had a stated value of $2,400,000, were entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, and Michael Brown, one of our directors. In the Exchange, these preferred shareholders received convertible promissory notes (the “Exchange Notes”) with an aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes bear interest at 1% per annum, mature three years from the date of issuance and are convertible into 450,281 shares of common stock at a fixed conversion price of $5.33. The Exchange Warrants have an exercise price of $5.08 and expire three years from issuance. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. Entities affiliated with Mariner Private Equity, LLC received Exchange Notes aggregating $1,650,000 and Exchange Warrants to purchase 642,840 shares of common stock and Michael Brown received Exchange Notes aggregating $750,000 and Exchange Warrants to purchase 292,200 shares of common stock.

We used approximately $0.8 million of the net proceeds of the Follow-on Offering to pay accumulated dividends on our Series A preferred stock. We were obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of the Follow-on Offering. Of this amount, entities affiliated with Mariner Private Equity, LLC received approximately $166,375 and Michael Brown received approximately $75,625.

June 2009 Private Placement

On June 18, 2009, we issued and sold to a limited number of accredited investors in a private placement an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance (the “2009 Private Placement”). The 2009 Notes matured on January 5, 2011, and incurred simple interest at the rate of 10% per annum payable 365 days after the date of the 2009 Notes and at maturity. The 2009 Notes were secured by all of our assets. Each investor received 2009 Warrants equal to 0.075 shares for each $1.00 in principal amount of the 2009 Notes payable to the investor.

Within five business days after the earlier of (i) the date which is 365 days after the issuance date of the 2009 Notes and (ii) the date on which all principal and interest on the 2009 Notes is paid by us, we were obligated to issue to the holders of the 2009 Notes, additional warrants to purchase an aggregate number of shares of our common stock equal to the product obtained by multiplying (a) 7.5% of the aggregate principal amount of all 2009 Notes issued pursuant to the 2009 Private Placement by (b) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365. All additional warrants issued in connection with the 2009 Private Placement will have the same exercise price and be in the same form as the 2009 Warrants, except that the exercise period shall be for three years commencing on the date of issuance thereof. Upon repayment of the 2009 Notes in February 2010, we issued to the noteholders an aggregate of 196,766 additional warrants to purchase shares of our common stock at an exercise price of $6.43 per share, expiring three years after the date of the warrants.

We used approximately $4.0 million of the net proceeds from the Follow-on Offering to repay all of the outstanding principal amount plus all accrued but unpaid interest on the 2009 Notes. The holders of such notes included certain of our directors or entities affiliated with them. In connection with the repayment of our 2009 Notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, was repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, was repaid $100,000 in principal amount plus all accrued but unpaid interest.

The following table summarizes the participation in the 2009 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid	Principal Amount of Note	Initial Warrant Shares	Additional Warrant Shares
Michael J. Brown	$100,000	$100,000	7,500	5,178
XXL Investments, LLC(1)	$100,000	$100,000	7,500	5,178
Bicknell Family Holding Company, LLC(1)	$700,000	$700,000	52,500	36,247
Mariner Capital Ventures, LLC(1)	$700,000	$700,000	52,500	36,247
TOTAL:	$1,600,000	$1,600,000	120,000	82,850

(1)

The 2009 Notes were payable to and the 2009 Warrants are directly owned by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Mariner Capital Ventures, LLC. As reported in the Schedule 13G jointly filed by the Mariner Reporters, the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the 2009 Warrants.

November 2008 Private Placement

On November 12, 2008, we sold to a limited number of accredited investors in a private placement approximately 1,500 units at a price of $5,000 per unit, resulting in aggregate consideration of $7,567,230, consisting of $3,974,600 in cash and cancellation of $3,592,630 in principal amount of indebtedness and accrued interest (the “2008 Private Placement”). The purchase price for the units was payable either in cash or by cancellation of all principal and accrued interest on certain secured promissory notes we issued in 2008 (the “2008 Notes”), with the aggregate amount of principal and interest on such cancelled 2008 Notes being applied against the purchase price of the units on a dollar for dollar basis. Each unit consisted of (i) one share of our Series A preferred stock and (ii) a warrant to purchase 750 shares of our common stock exercisable at $6.40 per share, expiring three years from the date of issuance (the “2008 Warrants”). We issued 2008 Warrants to purchase an aggregate of 1,178,365 shares of our common stock at closing. Holders of the Series A preferred stock were entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock was not redeemed within twelve months after issuance or we breached a covenant set forth in the purchase agreement executed in connection with the 2008 Private Placement. Pursuant to the terms of our Series A preferred stock, at the option of the holder, we were obligated to redeem all of our outstanding Series A preferred stock if we raised $20 million or more in the Follow-on Offering. All of our outstanding shares of Series A preferred stock were redeemed in the Exchange (described above).

We also agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the 2008 Private Placement. Thus, as of May 12, 2009, we issued additional warrants to purchase 589,184 shares of our common stock. If all of the shares of Series A preferred stock were not redeemed prior to November 12, 2009, we agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. As a result, because all of the shares of Series A preferred stock were not redeemed by November 12, 2009, warrants to purchase 589,183 additional shares of our common stock were issued.

The following table summarizes the participation in the 2008 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid		Shares of Series A Preferred Stock	Initial Warrant Shares	Total Warrant Shares
Michael J. Brown	$750,000	(1)	150	112,500	225,000
XXL Investments, LLC(2)	$150,000	(1)	30	22,500	45,000
Bicknell Family Holding Company, LLC(2)	$1,350,000	(1)	270	202,500	405,000
Martin C. Bicknell(2)	$150,000	(1)	30	22,500	45,000
TOTAL:	$2,400,000		480	360,000	720,000

(1)	The aggregate consideration was paid in cash.
(2)

The Series A preferred stock were directly owned, and the 2008 Warrants are directly owned, by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Martin C. Bicknell. As reported in the Schedule 13G jointly filed by the Mariner Reporters, the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaimed beneficial ownership of the Series A preferred stock and disclaims beneficial ownership of the 2008 Warrants.

Related Party Funding for Collection Activities

On November 18, 1999, we filed a lawsuit (case number CI-99-9392) (the “Lawsuit”) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against various defendants (the “Wu Defendants”). We also pursued litigation against certain parties related to the Wu Defendants (the “Related Litigation”). In June 2003, the Court issued an order of final judgment against all parties in the Lawsuit. Pursuant to the final judgment, we were awarded $38,405,978 and further awarded an additional amount for legal fees and costs of $834,297. As of the date of entry of the final judgment, these amounts began accruing interest at a rate of six percent per year. As of December 31, 2009, the total amount due including estimated accrued interest was approximately $56 million. We believe that the monetary judgment awarded in the Lawsuit, and any amounts that may be awarded in the Related Litigation, will be very difficult and costly to collect, if collectable at all. We may not be successful in collecting any amounts awarded in the Lawsuit or that may be awarded in the Related Litigation. We had an agreement with Brett M. Kingstone, our former Chairman of the Board (the “Participation Agreement”) regarding funding for collection activities in the Lawsuit or Related Litigation (the “Collection Activities”). Mr. Kingstone had the option of providing personal funds (“Kingstone Funds”), or arranging for funds from third parties (“Third Party Funds”), to pursue Collection Activities. As of December 31, 2007, Mr. Kingstone had provided $350,000 in the form of a Letter of Credit, and arranged for $350,000 of Third Party Funds, to further the Collection Activities. The Kingstone Funds and Third Party Funds were subsequently returned after being used for bonding in connection with Collection Activities. Mr. Kingstone also notified us that he had available, on a standby basis, up to an additional $3,000,000 of bonding capacity to pursue further Collection Activities. In consideration for providing Kingstone Funds and/or Third Party Funds for Collection Activities, and pursuant to the transition agreement between us and Mr. Kingstone dated September 9th, 2005, we agreed to pay Mr. Kingstone 50% of amounts actually received by us from all Collection Activities less all costs and expenses incurred from time to time by us in connection with the Lawsuit, the Related Litigation and the Collection Activities, which have not been recovered by us. To date, we have incurred approximately $581,000 in fees and have recovered $830,000 from Collection Activities. Of the $830,000 recovered, Mr. Kingstone has been paid a total of $263,500 pursuant to the Participation Agreement. In March 2009, the Company and Mr. Kingstone terminated the Participation Agreement. Pursuant to an Assignment Agreement dated March 26, 2009, as amended, between us and B&M Kingstone,

LLC (“B&M”), an affiliate of Mr. Kingstone, we assigned the final judgment in the Lawsuit and Related Litigation to B&M in consideration for $50,000 and 15% of amounts actually received by B&M from Collection Activities in connection with the Lawsuit and Related Litigation, after expenses. B&M has also agreed to indemnify us against any liabilities arising out of Collection Activities. The obligations of B&M under the assignment agreement are guaranteed by Mr. Kingstone.

Code of Business Conduct and Ethics

Nexxus Lighting has set forth its policy on ethical behavior in a document called “Code of Business Conduct and Ethics.” This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the SEC. The text of this code of business conduct and ethics is posted on our internet site at www.nexxuslighting.com/investor_relations/, where we may also disclose any amendments to and waivers of the code.

PROPOSAL 1: ELECT SEVEN DIRECTORS

The Board has nominated seven directors for election at the Annual Meeting to serve until the 2011 Annual Meeting of Stockholders, or until their successors are elected and qualified. All nominees are currently directors of Nexxus Lighting.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Michael A. Bauer President and CEO Age 45

Effective January 1, 2006, Mr. Bauer became our President and Chief Executive Officer. Mr. Bauer joined the Company in October 2004 as the Company’s Vice President of Sales & Marketing and served in that position through December 31, 2005. Mr. Bauer became a director of the Company in January 2006. Prior to joining the Company in 2004, Mr. Bauer served as an executive consultant to General Electric, Lighting Systems division and owned and operated Pro Lighting, Inc., a sports lighting systems supplier. From 2000 to 2002, he served as Vice President of Sales for Lighting Corporation of America, a nine-brand division of US Industries, Inc., based in Spartanburg, South Carolina and from 1998-2000 as Vice President of Sales for Cooper Lighting, a division of Cooper Industries (NYSE: CBE) based in Elk Grove Village, IL. From 1995 to 1998, Mr. Bauer oversaw the Lumark, McGraw-Edison and Cooper Utility brands for Cooper Lighting. Mr. Bauer began his career with General Electric’s Lighting Division in 1988 and held various roles in operations, product development and sales management.

The Board concluded that Mr. Bauer should continue to serve as a director of Nexxus in part due to his role as the Company’s President and Chief Executive Officer and his knowledge of the day-to-day operations of the Company obtained as a result of that role, as well as his extensive previous managerial experience in the lighting industry, which is relevant to the Company’s overall business.

Michael J. Brown Director Age 53

Mr. Brown was elected to the board of directors of the Company in March 2009 to fill a vacancy on the Board. Mr. Brown co-founded Euronet Worldwide, Inc., a leading electronic payments provider, in 1994, and has served as its Chief Executive Officer ever since. He has also been Chairman of Euronet’s board of directors since 1997. In 1979, Mr. Brown founded Innovative Software, which merged in 1988 with Informix, a leading provider of advanced database software technology. During his time at Informix, Mr. Brown served as President and Chief Operating Officer as well as President of the workstation products division. In 1993, Mr. Brown was a founding investor of Visual Tools, a company that writes and markets component software for the Visual Basic and Visual C++ developer market. Sybase Software acquired Visual Tools in 1996. In addition to serving as Chairman of Euronet’s board of directors, Mr. Brown serves on the boards of Blue Valley Ban Corp. and Greater Kansas City Community Foundation. Mr. Brown received a Master of Science in molecular and cellular biology at the University of Missouri-Kansas City in 1997 and a Bachelor of Science in electrical engineering from the University of Missouri-Columbia in 1979.

The Board concluded that Mr. Brown should continue to serve as a director of the Company in part due to his experience as Chief Executive Officer and director of a publicly traded global electronic payments provider. This experince allows Mr. Brown to provide valuable insight to the Board on all matters facing the Company, from operational to strategic.

Patrick Doherty Director Age 43

Mr. Doherty was elected to the board of directors of the Company in September 2009 to fill a vacancy on the Board. Mr. Doherty brings over 20 years of combined private equity, investment banking and mergers and acquisitions experience to the Board. Mr. Doherty has been President of Mariner Private Equity, LLC, a private equity and venture capital fund since 2007. From 1993 through February 2007, he was employed by A.G. Edwards & Sons, most recently as Managing Director and Group Head of the firm’s Consumer and Industrial Investment Banking Group. Mr. Doherty also served on the board of directors of Duckwall – Alco Stores, Inc. from June 2007 to March 2008 and Reliv International, Inc. from May 2007 to May 2009. Mr. Doherty received his Masters of Business Administration from the University of Chicago and his Bachelor of Science in Business Administration from Georgetown University.

The Board concluded that Mr. Doherty should continue to serve as a director of the Company in part due to his finance, investment, mergers and acquisitions and banking expereince. He contributes broad-based knowledge in business strategy and capital markets to the Board and provides valuable insight to the Board on a variety of matters facing the Company.

Edgar Protiva Director Age 69

Mr. Protiva became a director of Nexxus Lighting in March 1994. He is currently engaged in selective merchant banking activities. From 1988 to 2000, he established and managed the North American office of Wendigo Inc., a foreign based equity and property investment company. From 1980 to 1990, he was a general partner of Pro Equities, a venture capital limited partnership which invested in semi-high tech privately-held companies. At Wendigo, Mr. Protiva engaged in developing business plans, served as Chief Financial Officer and Chief Executive Officer on an interim basis and was a member of the board of directors. Also in 1980, Mr. Protiva co-founded Montgomery Associates which offered economic analysis and financial planning for international projects, primarily in the Middle East. After selling his interests in Montgomery Associates, Mr. Protiva established KCL Associates to engage in various merchant banking activities. From 1968 to 1980, Mr. Protiva was engaged in commercial and international banking culminating as VP/Manager of the international division of Union Bank of California, and participating as a guest lecturer at the Institute of Banking and Finance at St. Mary’s College in California.

The Board concluded that Mr. Protiva should continue to serve as a director of Nexxus in part due to his extensive knowledge of the Company having been a director since 1994, which brings historic knowledge and continuity to the Board, and his operational expertise obtained from his management experience at his previous companies, which is relevant to the Company’s overall business and the Board’s oversight of management.

Chris Richardson Director Age 65

Mr. Richardson was elected to the board of directors of the Company in March 2009 to fill a vacancy on the Board. Mr. Richardson served as Chairman, President and Chief Executive Officer of Schneider Electric’s North American Operating Division, which included the Square D brand of electrical distribution products, from 1999 until retiring in 2004. Mr. Richardson continued to serve as a director on the Schneider Electric SA (Paris Stock Exchange: SU.PA) board of directors until 2006. Prior to being named Chief Executive Officer of Schneider Electric’s North American Operating Division, Mr. Richardson served as President and Chief Operating Officer from 1997 to 1999 and Vice President of Operations from 1995 to 1997. Mr. Richardson has also served as Vice President and General Manager for Square D’s UPS Strategic Business Segment and as President of EPE Technologies. Mr. Richardson is a U.S. Air Force/Vietnam War Veteran and graduated with a Bachelor of Science from Iowa State University in 1971.

The Board concluded that Mr. Richardson should continue to serve as a director of the Company in part due to his extensive and varied senior management leadership experience and accomplishments gained through his career, including his executive experience at Schneider Electric. Mr. Richardson’s opertaions expertise provides deep knowledge and insight to the Company’s overall business.

Brian Scott Director Age 49

Mr. Scott was elected to the board of directors of the Company in March 2010 to fill a vacancy on the Board. Mr. Scott is currently the General Manager of Microsoft’s Health & Life Sciences business in the United States. Mr. Scott also serves as the executive sponsor for some of Microsoft’s largest customers and technology partners. Mr. Scott joined Microsoft in March 2007 as vice president of Worldwide Industry for its Enterprise and Partner Group. From November 2006 to March 2007, Mr. Scott served as Vice President of Industry Strategy and Sales for Dassault Systèmes Americas, a Microsoft global technology solutions partner in product lifecycle management software solutions. Prior to joining Dassault, from November 2001 to October 2006, Mr. Scott served as Vice President and General Manager of Microsoft’s U.S. efforts in the retail, hospitality and professional services industries. Prior to joining Microsoft in November 2001, Mr. Scott spent 18 years with IBM. Mr. Scott attended Virginia Commonwealth University where he majored in Business Administration and Management. Mr. Scott serves on the boards of The Thurgood Marshall College Fund Foundation and NPower Charlotte Region. Mr. Scott has previously served as the board president of the Uptown Homeless Shelter in Charlotte, N.C. and represented Microsoft on the board of the North Carolina Technology Association.

The Board concluded that Mr. Scott should continue to serve as a director of the Company in part due to his strengths in business operations gained from his many years working for Microsoft and IBM in leadership roles, including his numerous general manager and vice president roles with Microsoft, which is relevant to the Company’s overall business.

William Yager Director Age 62

Mr. Yager was elected to the board of directors of the Company in September 2009 to fill a vacancy on the Board and serves as the Chairman of our Audit Committee. Mr. Yager is currently Executive Vice President and a member of the board of directors of Carter-Waters, LLC, a construction distribution company. From 2006 through 2007, Mr. Yager was an independent financial consultant. From 2000 through 2005, he was Vice President and Chief Financial Officer of Bushnell Performance Optics, with overall responsibility for the financial and international operations of its consumer sporting goods and premium eyewear business. Prior to that, Mr. Yager served as Chief Financial Officer and later President and Chief Operations Officer of The Rival Company, a manufacturer of consumer household products. Mr. Yager is a certified public accountant. He received his Masters of Business Administration from Golden Gate University and his Bachelor of Science in Business Administration from the University of Missouri.

The Board concluded that Mr. Yager should continue to serve as a director of the Company due to his experience as a financial leader with the skills necessary to contribute to our Board and lead our Audit Committee. His prior service as a chief financial officer as well as his executive experience at his previous companies make him a valuable asset. Mr. Yager’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR.

PROPOSAL 2: APPROVE AMENDMENT TO 2003 STOCK INCENTIVE PLAN

The Board of Directors of the Company is recommending that the stockholders approve an amendment to the 2003 Stock Incentive Plan (the “2003 Plan”), as described below.

Description of Amendment to the 2003 Plan

On March 24, 2010, the Board of Directors, upon the unanimous recommendation of the Compensation Committees of the Board of Directors (the “Committee”), approved, subject to stockholder approval, an amendment (the “Amendment”) to the 2003 Plan (the “Amended Plan”). The proposed Amendment would increase the number of shares of common stock available for issuance under the 2003 Plan by 350,000 shares, so that an aggregate of 1,160,000 shares of common stock would be available for grant under the Amended Plan. In all other respects, the 2003 Plan would remain unchanged.

In making its recommendation to the Board of Directors, the Committee considered the recent increase in the number of outstanding shares, the history of the Company’s discretionary option grants under the 2003 Plan, the intended purpose of the 2003 Plan, a comparative analysis of other companies in the lighting industry and companies of similar size, and the total number of shares that would be reserved for issuance under the Amended Plan (representing approximately 7.1% of the currently outstanding shares of common stock).

The Company currently grants stock options to directors, consultants and a broad group of employees, including executive officers, to align their interests with those of stockholders. In addition, if we explore potential strategic acquisitions any such acquisitions could potentially increase the employee population. An increase in the number of employees eligible to receive stock option grants would require a larger share reserve under the 2003 Plan than is currently available. As of December 31, 2009, there were 164,536 shares of common stock available for future grant under the 2003 Plan.

The 2003 Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including directors, executives and other employees, and consultants and advisors of the Company and its affiliates who are experienced in the lighting industry and in running growing businesses. The 2003 Plan also provides additional incentive to such persons to act with the long-term perspective necessary to promote the continued success of the Company’s business. We believe that by providing directors, executives and other employees, and consultants and advisors of the Company and its affiliates a direct stake in the Company’s welfare, stock options encourage them to focus on enhancing the value of our stockholders’ investments and assure a closer identification of their interests with those of the Company and its stockholders.

Initially, the 2003 Plan authorized the issuance of 450,000 shares of common stock. The 2003 Plan was subsequently amended to increase the number of shares reserved for issuance thereunder to 670,000, amended further during 2008 to increase the number of shares reserved for issuance thereunder to 810,000, and amended further in 2010 to increase the number of shares reserved for issuance thereunder to 1,160,000 subject to stockholder approval. The Board of Directors believes that the increase in the aggregate number of common shares available for future grants under the 2003 Plan is appropriate to permit the continued grant of options to directors, executives and other employees, and consultants and advisors of the Company and its affiliates. The Amendment has been adopted and approved by the Board of Directors; however, if the Amendment is not approved by the stockholders, the Amendment will not become effective and the amount of common shares available for issuance under the 2003 Plan will remain at 810,000, and in such case, the number of shares available for future grant under the 2003 Plan will be 164,536.

Summary Description of 2003 Stock Incentive Plan

The following summary of the Amended Plan is not intended to be complete and is qualified in its entirety by reference to the 2003 Plan, a copy of which may be obtained from the Company upon written request. The full text of the Amendment is set forth in Annex A hereto.

On September 18, 2003, the Board of Directors adopted the 2003 Plan, subject to approval by the Company’s stockholders.

Purposes. The purpose of the 2003 Plan is to promote the long-term success of the Company and the creation of stockholder value by (i) encouraging employees, non-employee directors and consultants to focus on critical long-range objectives, (ii) encouraging the attraction and retention of employees, non-employee directors and consultants with exceptional qualifications and (ii) linking employees, non-employee directors and consultants directly to stockholder interests through increased stock ownership. The 2003 Plan seeks to achieve this purpose by providing for awards in the form of options (which may constitute incentive stock options (“ISO”) or nonstatutory stock options (“NSO”)).

Administration and Duration. The 2003 Plan is administered by the Committee or the Board acting as the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. The Committee (i) selects the employees, non-employee directors, consultants and advisors (“Participants”) who are to receive incentive stock options or non-statutory stock options (“Awards”) entitling the holder to purchase the Company’s common stock (“Common Shares”) under the 2003 Plan, (ii) determines the type, number, vesting requirements and other features and conditions of such Awards, (iii) interprets the 2003 Plan, and (iv) makes all other decisions relating to the operation of the 2003 Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the 2003 Plan. The Committee’s determinations under the 2003 Plan are final and binding on all persons. The Board of Directors may, at any time and for any reason, terminate the 2003 Plan, except that no ISOs may be granted on or after the 10th anniversary of the later of (a) September 18, 2003 or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under the 2003 Plan that was approved by the Company’s stockholders.

Limit on Awards under the 2003 Plan. The maximum number of Common Shares as to which stock options may be granted under the 2003 Plan as proposed to be amended is 1,160,000 (subject to adjustment as set forth below). Awards granted to any Participant in a single fiscal year of the Company shall not cover more than 75,000 Common Shares, except that Awards granted to a new employee in the fiscal year of the Company in which his or her service first commences shall not cover more than 100,000 Common Shares. The Common Shares to be delivered under the 2003 Plan may be authorized but unissued shares or treasury shares. If Awards are forfeited or terminate for any reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Awards under the 2003 Plan. If Common Shares issued upon the exercise of Awards are forfeited, then such Common Shares shall again become available for the grant of NSOs under the 2003 Plan.

Eligibility. All employees, non-employee directors, consultants and advisors of the Company and its affiliates (aggregating approximately 72 persons at April 8, 2010) are eligible to participate in the 2003 Plan. From time to time, the Committee will select the employees, non-employee directors, consultants and advisors who are to receive Awards under the 2003 Plan and determine the type, number, vesting requirements and other features and conditions of such Awards.

Grant of Options. Options granted under the 2003 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of any ISO granted may not be less than the fair market value of the Common Shares on the date the option is granted. In the case of an NSO, the exercise price may vary in accordance with a predetermined formula set forth in the stock option agreement. The exercise price is payable in cash or, if the grant provides, in Common Shares. The 2003 Plan allows the Committee to make unvested stock options immediately exercisable upon a change of control of the Company.

Generally, all ISO’s terminate after a ten-year period from the date of the grant; however, an ISO may be exercisable for a period of up to ten years and six months, if necessary, to conform with or take advantage of certain governmental requirements, statutes or regulations.

The Committee determines the terms of each stock option grant at the time of the grant.

Transferability. Unless otherwise determined by the Committee, awards granted under the 2003 Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any Awards may be exercised only by the Participant.

Certain Adjustments. In the event of a subdivision of outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following: (i) the number of options available for future Awards under the 2003 Plan; (ii) the number of Common Shares covered by each outstanding option and the share limits set forth in the 2003 Plan; (iii) the number of Common Shares included in the options that will automatically be granted to non-employee directors under the 2003 Plan; and (iv) the exercise price for each outstanding option. To the extent not previously exercised, options will terminate immediately prior to the dissolution or liquidation of the Company.

Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding options shall be subject to the agreement of merger or reorganization. Such agreement may, but shall not be required to, provide for (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (ii) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (iv) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (v) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Amendment or Termination. The Board of Directors may, at any time and for any reason, amend or terminate the 2003 Plan. An amendment of the 2003 Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards may be granted under the 2003 Plan after the termination thereof. The termination of the 2003 Plan, or any amendment thereof, shall not affect any Award previously granted under the 2003 Plan.

Awards to be Granted to Certain Individuals and Groups. The nature and type of Awards that employees, non-employee directors, consultants and advisors may receive under the 2003 Plan in the future is in the discretion of the Committee and therefore cannot be determined in advance, except that the 2003 Plan provides that each non-employee director shall receive a one-time grant of a NSO covering 6,000 Common Shares when he or she first becomes a member of the Board of Directors. The 2003 Plan provides that each such NSO will be granted on the date when such non-employee director first joins the Board and will become exercisable in full six months after the date of grant. By resolution of the Board without amending the 2003 Plan, NSOs granted to directors in connection with first becoming a member of the Board, now vest 50% six months after grant and the remaining 50% one year after grant. A non-employee director who previously was an employee of the Company will not receive a grant under this provision unless otherwise determined by the Committee. In addition, the 2003 Plan provides that upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2004 or thereafter, each non-employee director who will continue serving as a member of the Board thereafter shall receive an NSO covering 4,000 Common Shares (increased to 15,000 Common Shares by resolution of the Board without amending the 2003 Plan). The 2003 Plan provides that such NSOs will become exercisable in full six months after the date of grant (by resolution of the Board without amending the 2003 Plan, such NSOs now vest 50% six months after grant and the remaining 50% one year after grant). Also, the chairperson of the Audit Committee receives an additional annual grant of options to purchase 4,000 Common Shares and each of the chairpersons of the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 2,000 Common Shares. A non-employee director who previously was an employee is eligible to receive grants under this provision. The exercise price under all NSOs granted to a non-employee director shall be equal to 100% of the fair market value of a Common Share on the date of grant. All NSOs granted to a non-employee director shall terminate on the 10th anniversary of the date of grant. The Committee may provide that the NSOs that otherwise would be granted to a non-employee director shall instead be granted to an affiliate of such non-employee director. Such affiliate shall then be deemed to be a non-employee director for purposes of the 2003 Plan, provided that the service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the service of the non-employee director.

Except as set forth above with respect to our non-employee directors, as of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 2003 Plan except pursuant to the New Employment Agreement between the Company and Michael A. Bauer. Subject to Mr. Bauer’s continued employment on applicable dates, pursuant to the New Employment Agreement, Mr. Bauer is entitled to receive an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that we achieve certain financial milestones set forth in our 2010 Board approved operating plan. If the financial milestones are not achieved by Nexxus, a percentage of the applicable stock option may vest, based on the portion of the milestone that was achieved.

The following table, sets forth information with respect to the grant of Awards under the 2003 Plan to the executive officers named in the Summary Compensation Table above, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the year ended December 31, 2009:

Name and Position	Weighted Average Exercise Price Per Share $	Number of Shares Underlying Options Granted
Michael A. Bauer, President and Chief Executive Officer	$7.34	75,000
All current executive officers as a group (2 persons)	$7.25	125,000
All current non-employee directors as a group (6 persons)	$6.20	30,000
All employees, excluding executive officers, as a group	$6.33	76,950

U.S. Tax Treatment of Options

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired upon exercise of the ISO over the exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the exercise price (or, if less, the excess of the amount realized upon disposition over the exercise price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the exercise price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s basis in such shares is equal to the sum of the exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Certain Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for the annual compensation in excess of $1 million paid to each of the chief executive officer and the other four most highly compensated officers of a company. Compensation which qualifies as performance-based compensation is not included in applying this limitation. Under the 2003 Plan, the Committee may, but is not required to, grant awards that satisfy the requirements to constitute performance-based compensation.

For purposes of this summary, we have assumed that no Award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any Award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of these tax rules (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an Award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the Award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

In all cases, recipients of Awards should consult their tax advisors regarding the tax treatment of any Awards received by them.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise of options and awards under the 2003 Plan to non-employee directors and to employees outside the United States may be taxed on a different basis.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NEXS.” On April 8, 2010 the last reported sale price of our common stock reported on The NASADAQ Capital Market was $4.25.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 2003 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.

PROPOSAL 3: RATIFY APPOINTMENT OF INDEPENDENT AUDITORS FOR 2010

We are asking you to ratify the Board’s appointment of Cross, Fernandez & Riley, LLP, independent registered public accountants, as our independent auditors for fiscal year 2010. The Audit Committee recommended the selection of Cross, Fernandez & Riley, LLP to the Board. Cross, Fernandez & Riley, LLP has served as our independent auditors since October 2001.

Representatives of Cross, Fernandez & Riley, LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROSS, FERNANDEZ & RILEY, LLP AS THE INDEPENDENT AUDITORS FOR NEXXUS LIGHTING.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Cross, Fernandez & Riley, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Cross, Fernandez & Riley, LLP during those periods.

	2009	2008
Audit fees:[1]	$171,824	$213,134

Audit related fees:[2]	–	3,439

Tax fees:[3]	158	9,975

All other fees:	0	0

Total	$171,982	$226,548

(1)

Audit fees consisted principally of services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the years ended December 31, 2009 and 2008 and for review of other documents filed with the SEC during those fiscal years.

(2)

Audit related fees during the fiscal year ended December 31, 2009 and 2008 consisted primarily of services related to due diligence in connection with mergers and acquisitions as well as audit and review of acquisition targets.

(3)	Tax fees consisted principally of corporate income tax compliance and reporting and global tax planning services for the years ended December 31, 2009 and 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit and review work performed on the annual and quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, review of SEC filings, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 112; and

•

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No 1., Independence Discussions with the Audit Committee) and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

William Yager

Edgar Protiva

Chris Richardson

Other Matters

Management does not know of any matters to be presented for action at the meeting other than the election of directors, the approval of an amendment to the 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 810,000 to 1,160,000, and the ratification of the independent auditors as further described in the Notice of Annual Meeting of Stockholders. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

We file annual, quarterly and current reports and other information with the SEC. You may read our SEC filings over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy documents at the SEC’s public reference room at Room 1580, 100 F Street, NE, Washington, D.C. 20549.

We are delivering our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with this proxy statement, form of proxy and notice of annual meeting of stockholders. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-K at no additional cost. All requests for copies should be directed to our Chief Financial Officer at Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Information About Stockholder Proposals

Any stockholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2011 Annual Meeting must forward the proposal to the Corporate Secretary at the address set forth below in time to arrive at our offices no later than December 28, 2010. This deadline will change in accordance with the rules and regulations promulgated by the SEC if the date of the 2011 Annual Meeting is 30 calendar days earlier or later than May 25, 2010. The notice provided by the stockholder must contain:

•	a complete and accurate description of the proposal;

•

a statement that the stockholder (or the stockholder’s legal representative) intends to attend the meeting and present the proposal and that the stockholder intends to hold of record securities entitled to vote at the meeting through the meeting date;

•	the stockholder’s name and address and the number of shares of our voting securities that the stockholder holds of record and beneficially as of the notice date; and

•	a complete and accurate description of any material interest of such stockholder in such proposal.

Stockholders who intend to present a proposal at the Company’s 2011 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 13, 2011.

All stockholder proposals are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (regardless of whether included in the proxy materials), and applicable Delaware law.

If you wish to submit a stockholder proposal for the 2011 Annual Meeting of Stockholders or if you would like a copy of our Bylaws (without charge), please write to the Corporate Secretary, Nexxus Lighting, 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Communications to the Board

Stockholders may communicate with the Nexxus Lighting Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

By order of the Board of Directors,

Michael A. Bauer,
President and Chief Executive Officer

April 15, 2010

Annex A

Amendment to the Nexxus Lighting, Inc.

2003 Stock Incentive Plan

WHEREAS, the Nexxus Lighting, Inc. 2003 Stock Incentive Plan (the “Plan”) is currently in effect; and

WHEREAS, Nexxus Lighting, Inc. (the “Company”) wishes to amend the Plan.

NOW, THEREFORE, subject to approval of the Company’s stockholders, the Plan is hereby amended effective March 24, 2010 as follows:

1. Section 3.1 of the Plan is hereby amended in its entirety by deleting all of its text, and replacing it with the following text:

“3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options awarded under the Plan shall not exceed (a) 1,160,000 plus (b) the additional Common Shares described in Section 3.2. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 8.”

ANNUAL MEETING OF STOCKHOLDERS OF

NEXXUS LIGHTING, INC.

May 25, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010:

The Notice of Meeting, proxy statement, proxy card and Nexxus Lighting, Inc.’s 2009 annual report to stockholders are available at www.nexxuslighting.com/investor_relations/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢	20733000000000000000	2	052510

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE   ☒

1.	To vote for election of the following nominees as directors to hold office for one-year terms or until their successors are elected and qualified.
NOMINEES:
☐	FOR ALL NOMINEES	O	Michael A. Bauer
		O	Michael J. Brown
☐	WITHHOLD AUTHORITY	O	Patrick Doherty
	FOR ALL NOMINEES	O	Edgar Protiva
		O	Chris Richardson
☐	FOR ALL EXCEPT	O	Brian Scott
	(See instructions below)	O	William Yager

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Cross, Fernandez & Riley, LLP as independent auditors for 2010.	☐	☐	☐

3.	To approve the amendment of our 2003 Stock Incentive Plan to increase the number of shares authorized for issuance.	☐	☐	☐

4.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, “FOR” THE AMENDMENT OF THE 2003 STOCK INCENTIVE PLAN AND THE PROXY HOLDER WILL VOTE ON ANY MATTER UNDER PROPOSAL NO. 4 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐                      ¢

NEXXUS LIGHTING, INC.

Proxy for 2010 Annual Meeting of Stockholders to be held on May 25, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Nexxus Lighting, Inc. hereby constitutes and appoints Michael A. Bauer, as attorney and proxy, with the full power to appoint a substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Nexxus Lighting, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nexxus Lighting, Inc. to be held Tuesday, May 25, 2010, or at any and all adjournments or postponements thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 15, 2010.

(Continued and to be signed on the reverse side.)

¢	14475 ¢